Exhibit 99

IMPORTANT NOTICE

IMPORTANT NOTICE TO ALL HOLDERS OF CLASS B EXCHANGEABLE LIMITED PARTNERSHIP UNITS OF RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP (THE “PARTNERSHIP”)

From and after December 12, 2015, your Class B exchangeable units of the Partnership (“Exchangeable Units”) will be exchangeable at any time, at your option, on a one-for-one basis for common shares of Restaurant Brands International Inc. (“RBI”), subject to RBI’s right as the general partner of the Partnership to settle any such exchange request for a cash payment in lieu of RBI common shares (the “Exchange Right”).

This is to advise you that the Partnership has appointed Computershare Trust Company of Canada, the Partnership’s transfer agent (“Computershare”) as the exchange agent that is responsible for handling the exchange of your Exchangeable Units.

To exercise the Exchange Right, you should present and surrender to Computershare a duly executed Exchange Notice in the form attached to this Notice, together with any additional documents and instruments that Computershare or the Partnership may reasonably require.

The contact information for Computershare is set forth below:

Computershare Trust Company of Canada

8th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

Attention: Securities Transfer

EXCHANGE NOTICE

To: Restaurant Brands International Limited Partnership (the “Partnership”)

This Exchange Notice is given pursuant to Section 2.1 of Schedule A of the Limited Partnership Agreement dated as of December 11, 2014 governing the Partnership, and all capitalized words and expressions used in this notice that are defined in the Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Limited Partnership Agreement.

The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Limited Partnership Agreement:

☐ all Exchangeable Unit(s) held by the undersigned; or

☐ __________ Exchangeable Unit(s) held by the undersigned.

The undersigned hereby notifies the Partnership that the Exchange Date shall be ____________

NOTE:	The Exchange Date must be a Business Day and must not be less than 15 Business Days nor more than 30 Business Days after the date upon which this Exchange Notice is received by the Partnership or its Registrar and Transfer Agent. If no such Business Day is specified above, the Exchange Date shall be deemed to be the 15th Business Day after the date on which this Exchange Notice is received by the Partnership or its Registrar and Transfer Agent.

This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the 5th Business Day preceding the Exchange Date.

The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this Exchange Notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Unitholder)	(Print Name of Unitholder)

☐	Please check box if any cheque(s) resulting from the exchange of the Exchangeable Units are to be held for pick-up by the unitholder from the Registrar and Transfer Agent, failing which any cheque(s) will be mailed to the last address of the holder as it appears on the register.

NOTE:	This Exchange Notice, together with such additional documents as the Registrar and Transfer Agent may require, must be deposited with the Registrar and Transfer Agent. Any Exchanged Shares will be issued and registered by the Registrar and Transfer Agent in the name of the unitholder. Any cheque(s) resulting from the exchange of the Exchangeable Units will be made payable in the name of the unitholder as it appears on the register of the Partnership and will be delivered to such unitholder at the last address of the holder as it appears on the register unless being held for pickup.